Exhibit 10.15

PURCHASE AND SALE CONTRACT

BETWEEN

NATIONAL PROPERTY INVESTORS 4,

a California limited partnership,

AS SELLER

AND

PENNBROOK HATZLACH, L.P.,

a Pennsylvania limited partnership

AS PURCHASER

Village of Pennbrook
9071 Mill Creek Road
Levittown, PA 19054

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III	FEASIBILITY PERIOD	3
3.1	Feasibility Period	3
3.2	Expiration of Feasibility Period	3
3.3	Conduct of Investigation	3
3.4	Purchaser Indemnification	3
3.5	Property Materials	4
3.6	Property Contracts	5
ARTICLE IV	TITLE	6
4.1	Title Documents	6
4.2	Survey	6
4.3	Intentionally Omitted	6
4.4	Permitted Exceptions	6
4.5	Purchaser’s Rights in Respect of Seller Inability to Remove
	Title Exceptions	7
4.6	Subsequently Disclosed Exceptions	8
4.7	Assumed Encumbrances	8
4.8	Purchaser Financing	11
4.9	Collective Bargaining Agreement	11
ARTICLE V	CLOSING	12
5.1	Closing Date	12
5.2	Seller Closing Deliveries	13
5.3	Purchaser Closing Deliveries	14
5.4	Closing Prorations and Adjustments	15
5.5	Post Closing Adjustments	18
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	18
6.1	Seller’s Representations	18
6.2	AS-IS	21
6.3	Survival of Seller’s Representations	21
6.4	Definition of Seller’s Knowledge	22
6.5	Representations and Warranties of Purchaser	22
ARTICLE VII	OPERATION OF THE PROPERTY	23
7.1	Leases and Property Contracts	23
7.2	General Operation of Property	23
7.3	Liens	24
7.4	Rent-Ready Condition	24
7.5	Existing Loans	24
7.6	Violations and Certificate of Occupancy	24
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	24
8.1	Purchaser’s Conditions to Closing	24
8.2	Seller’s Conditions to Closing	25
ARTICLE IX	BROKERAGE	26
9.1	Indemnity	26
9.2	Broker Commission	27
9.3	Real Estate Recovery Fund	27
ARTICLE X	DEFAULTS AND REMEDIES	27
10.1	Purchaser Default	27
10.2	Seller Default	28
ARTICLE XI	RISK OF LOSS OR CASUALTY	29
11.1	Major Damage	29
11.2	Minor Damage	29
11.3	Closing	29
11.4	Repairs	29
ARTICLE XII	EMINENT DOMAIN	30
12.1	Eminent Domain	30
ARTICLE XIII	MISCELLANEOUS	30
13.1	Binding Effect of Contract	30
13.2	Exhibits and Schedules	30
13.3	Assignability	30
13.4	Captions	30
13.5	Number and Gender of Words	31
13.6	Notices	31
13.7	Governing Law and Venue	33
13.8	Entire Agreement	33
13.9	Amendments	33
13.10	Severability	33
13.11	Multiple Counterparts/Facsimile Signatures	33
13.12	Construction	33
13.13	Confidentiality	33
13.14	Time of the Essence	34
13.15	Waiver	34
13.16	Attorneys’ Fees	34
13.17	Time Zone/Time Periods	34
13.18	1031 Exchange	34
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	35
13.20	No Exclusive Negotiations	35
13.21	ADA Disclosure	35
13.22	No Recording	35
13.23	Relationship of Parties	35
13.24	Dispute Resolution	36
13.25	AIMCO Marks	36
13.26	Non-Solicitation of Employees	36
13.27	Survival	36
13.28	Multiple Purchasers	37
13.29	Zoning Classification	37
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	37
14.1	Disclosure	37
14.2	Consent Agreement	37

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Vendor Termination Notice
Exhibit G	Form of Tenant Notice Letters
Exhibit H	Lead Paint Disclosure
Exhibit I	Form of Assignment and Assumption of the Collective Bargaining Agreement

SCHEDULES

Schedule 1	Definitions
Schedule 2	List of Excluded Permits
Schedule 3	Excluded Fixtures and Tangible Personal Property
Schedule 4	List of Materials
Schedule 5	Certain Permitted Exceptions
Schedule 6	Specific AIMCO Provisions
Schedule 7	Violations

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 21 st day of July, 2009 (the “Effective Date”), by and between NATIONAL PROPERTY INVESTORS 4, a California limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“ Seller”), and PENNBROOK HATZLACH, L.P., a Pennsylvania limited partnership, having a principal address at 1440 Cedarview Avenue, Lakewood, New Jersey 08701, Attention: Jeremy Y. Rieder (“ Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, intending to be legally bound, Seller and Purchaser hereby agree as follows:

RECITALS

A.                 Seller owns the real estate located in Bucks County, Pennsylvania, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Village of Pennbrook.

B.                 Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
 DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The total purchase price (“ Purchase Price”) for the Property shall be an amount equal to Sixty-Two Million Ten Thousand Dollars ($62,010,000.00) , payable by Purchaser, as follows:

2.2.1    Within one (1) Business Day after the execution of this Contract, Purchaser shall deliver to First American Title Insurance Company of New York, 633 Third Avenue, New York, New York 10017, Attention: Linda J. Isaacson, Telephone: 212-850-0664, Facsimile: 212-331-1467, lisaacson@firstam.com (“ Escrow Agent”) a deposit (the “Deposit”) of $1,200,000 by wire transfer of immediately available funds (“ Good Funds”).

2.2.2    At the Closing, subject to the occurrence of the Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Note, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “ Loan Balance”).

2.2.3    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. New York time on the Closing Date.

2.3       Escrow Provisions Regarding Deposit.

2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2    Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3    If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the Commonwealth of Pennsylvania.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “ Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including August 10, 2009 (the “ Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “ Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “ Inspections”).

3.2       Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section  3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Designated Employees, and AIMCO (collectively, including Seller, “ Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “ Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.

3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser agrees that its third party consultants shall maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the Commonwealth of Pennsylvania.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to Purchaser’s Consultants’ entry onto the Property.

3.5       Property Materials.

3.5.1    Within 5 Business Days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2) and have not been heretofore provided by Seller to Purchaser, Seller agrees to make the documents set forth on Schedule 4 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “ Materials”) available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at Seller’s option and within the foregoing time period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.  Additionally, Seller shall make available to Purchaser additional rent rolls or rent arrears information as Purchaser may reasonably request from time to time, to the extent reasonably available to Seller.

3.5.2    In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3    In addition to the items set forth on Schedule 4, no later than 5 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property, which rent roll is that which Seller uses in the ordinary course of operating the Property (the “ Rent Roll”).  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.5.4    In addition to the items set forth on Schedule 4, no later than 5 Business Days after the Effective Date, and to the extent same have not been heretofore provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “ Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.

3.6       Property Contracts.

  On or before ten (10) days prior to the Closing Date, Purchaser may deliver written notice to Seller (the “ Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “ Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before ten (10) days prior to the Closing Date, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before ten (10) days prior to the Closing Date, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “ Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to all applicable vendors.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a “ Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent.

ARTICLE IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Escrow Agent a commitment for owner’s title insurance with regard to the Property and designated by the Title Insurer as file no. 3020-385501PA42 (“ Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the “ Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “ Title Documents”).  Purchaser shall have the right to elect by written notice to Seller, which written notice shall be received by Seller at least twenty (20) days prior to the Closing Date, to designate Madison Title Agency, LLC to provide title insurance, along with the Escrow Agent and on a co-insurance basis in an amount of up to 50% of the Purchase Price for the purposes of the Title Policy (collectively, the “ Co-Insurer”); provided however that Escrow Agent shall be the lead insurer.  The Escrow Agent and the Co-Insurer shall herein collectively be called the “ Title Insurer.”  Purchaser shall be solely responsible for payment of the base premium for the Title Policy and for all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2       Survey.

  Prior to the Effective Date, Seller has delivered to Purchaser a copy of the existing survey of the Property dated January 23, 2008 and prepared by Bock & Clark (the “ Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey together with the Existing Survey, is referred to herein as the “ Survey”).

4.3       Intentionally Omitted.

4.4       Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “ Permitted Exceptions”:

4.4.1    (a) All matters set forth on Schedule 5 to this Contract, (b) all matters shown on the Existing Survey and any additional exceptions that may be shown on an updated Survey, (c) except for mortgages (other than the Assumed Encumbrances), the title exceptions that Title Insurer shall be willing to omit as exceptions to coverage with respect to such Title Policy, and omit as exceptions to coverage with respect to any lender’s mortgage insurance policy, (d) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (e) any exceptions and matters that are approved, waived or deemed to have been approved or waived by Purchaser under this Contract.

4.4.2    The standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs, for which adjustments are made, and subsequent taxes and assessments;

4.4.3    All Leases either existing as of the Effective Date or permitted under this Contract;

4.4.4    The Assumed Encumbrances;

4.4.5    Applicable zoning and governmental regulations and ordinances; and

4.4.6    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

Notwithstanding the foregoing, any exception in the Title Policy for unpaid water/sewer liens shall not be a Permitted Exception.

4.5       Purchaser’s Rights in Respect of Seller Inability to Remove Title Exceptions.

4.5.1    If Seller shall be unable to cause title to the Property to be subject only to the Permitted Exceptions, and Purchaser shall not, prior to the Closing Date, give notice to Seller that Purchaser is willing to waive objection to each title exception which is not a Permitted Exception and close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, then Seller shall have the right, at Seller’s sole election, to either (1) take such action as Seller shall deem advisable to discharge each such title exception which is not a Permitted Exception or (2) terminate this Contract.  If Seller shall elect to take action to discharge each such title exception which is not a Permitted Exception, including pursuant to Section 4.6 below, then Seller shall be entitled to one or more adjournments of the scheduled Closing Date set forth in Section 5.1 for a period not to exceed thirty (30) days in the aggregate, and the Closing shall be adjourned to a date specified by Seller on at least five (5) Business Days’ notice not beyond such thirty (30) day period.   If, for any reason whatsoever, excluding willful default, Seller shall not have succeeded in discharging each such title exception at the expiration of such adjournment(s) and if Purchaser shall not, prior to the expiration of the last of such adjournments, give notice to Seller that Purchaser is willing to waive objection to each such title exception and to close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, then this Contract shall be deemed to be terminated as of the last date to which the Closing Date was adjourned by Seller pursuant to this Section 4.5.  No action taken by Seller to discharge, or attempt to discharge, any purported title exception shall be an admission that any such purported title exception is not a Permitted Exception.  If Seller elects to proceed under (2) above, Purchaser shall have the further right, by notice to be given within three (3) Business Days after Seller elects to terminate, to cancel such termination, waive the objection, and close title subject thereto without any adjustment to the Purchase Price.

4.5.2    Seller shall be obligated to cure all title defects which can be cured solely by the payment of a liquidated sum up to an aggregate sum of $1,200,000 (“ Liquidated Sum Title Exceptions”).  If the aggregate cost to cure such Liquidated Sum Title Exceptions exceeds $1,200,000 and Seller notifies Purchaser that Seller does not intend to cure such Liquidated Sum Title Exceptions (by bonding the lien or causing the Title Insurer to omit as an exception to title insurance coverage or otherwise insure against collection against the Property), then Purchaser may terminate this Contract by written notice delivered to Seller within 7 Business Days after Purchaser receives such notice from Seller.  If Purchaser timely so elects to terminate this Contract, then the Deposit shall be promptly returned to Purchaser, Purchaser may recover from Seller, as Purchaser’s sole remedy, its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which expenses and costs shall not exceed $200,000 in the aggregate and this Contract shall be of no further force or effect, except for those provisions which expressly survive termination of this Contract.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “ New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “ New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, then Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure (or cause the Title Insurer to omit as an exception to title insurance coverage or otherwise insure against collection against the Property) the New Exception.  If Seller elects to cure the New Exception (or to cause the Title Insurer to omit the New Exception as an exception to title insurance coverage as permitted hereunder, then Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, such adjournments not to exceed thirty (30) days in the aggregate.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, then Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, then Purchaser may, as its exclusive remedy elect to either:  (i) terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract within 6 days after Seller has notified Purchaser that Seller has elected not to cure the New Exception, then Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7       Assumed Encumbrances.

4.7.1    Purchaser recognizes and agrees that the Property is encumbered by three separate loans (the “ Loans”) made to Seller by (a) Federal Home Loan Mortgage Corporation and secured by an Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Instrument dated June 30, 2006 and recorded July 17, 2006 in Book 5023 Page 2200 (the “ First Mortgage”) and evidenced by that certain Amended and Restated Promissory Note dated June 30, 2006 in the stated principal amount of $26,386,502 (the “ First Note”), (b) Capmark Finance Inc. and secured by a Multifamily Mortgage, Assignment of Rents and Security Instrument dated June 30, 2006 and recorded July 17, 2006 in Book 5023 Page 2273 (the “ Second Mortgage”) and evidenced by that certain Multifamily Note dated June 30, 2006 in the stated principal amount of $13,250,000 (the “ Second Note”) and (c) Capmark Bank and secured by a Multifamily Mortgage, Assignment of Rents and Security Instrument dated May 30, 2008 and recorded July 3, 2008 in Book 5846 Page 2344 (the “ Third Mortgage”) and evidenced by that certain Promissory Note dated June 30, 2006 in the stated principal amount of $10,000,000 (the “ Third Note”).  Within 5 days after the Effective Date, Seller agrees that it will make available to Purchaser (in the same manner in which Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) copies of the Assumed Loan Documents which are in Seller’s possession or reasonable control (subject to Section 3.5.2).

4.7.2    Purchaser agrees that, at the Closing, (a) Purchaser shall assume Seller’s obligations under the Notes and all of the other Assumed Loan Documents and accept title to the Property subject to the Assumed Encumbrances, and (b) each Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all post-closing obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Notes (collectively, the foregoing (a) and (b) referred to herein as the “ Loan Assumption and Release”).

4.7.2.1 Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of Seller, AIMCO or their respective affiliates (such provisions, which are referenced on Schedule 6 hereto are herein called the “Specific AIMCO Provisions”), and (y) unless the Lenders otherwise agree in each Lender’s sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.7.2.2 Notwithstanding anything contained in this Contract to the contrary, Purchaser shall not be obligated to assume Seller’s obligations under the Assumed Encumbrances if, as a condition to the issuance of the Loan Assumption and Release, (a) Lender requires any change to the interest rate, principal amount, maturity date and/or amortization period under any of the Loans or (b) Lender requires any other material modifications to the terms of the Assumed Loan Documents that are not acceptable to Purchaser, other than (i) the deletion of one or more of the Specific AIMCO Provisions as provided above, (ii) imposing customary escrows for taxes and/or insurance in monthly amounts that do not exceed 1/12 th of the reasonably estimated annual taxes and insurance premiums for the Property ((ii) is herein called the “ Required Loan Fund Amounts”) or (iii) standard types of ministerial requirements, such as production of title reports.  The provisions of this Section 4.7.2.2 shall survive the Closing.

4.7.3    Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 15 days after the Effective Date (the “ Loan Assumption Application Submittal Deadline”), shall satisfy the requirements set forth in the Assumed Loan Documents to allow for the Loan Assumption and Release, including, without limitation, submitting a substantially complete application to each of the Lenders for assumption of the Loans together with all documents and information required in connection therewith (collectively, the “ Loan Assumption Application”).  Purchaser agrees to notify Seller that the Loan Assumption Application has been submitted to Lender , promptly after such submission.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Lenders in connection with the Loan Assumption Application, except that, upon Purchaser’s or Lenders’ request to Seller, which request shall specify which Property-related documents are to be delivered to Lenders by Seller, Seller shall deliver any Property-related documents to Lenders, to the extent (a) not previously delivered to Purchaser, (b) that the same exist and (c) such Property-related documents are in Seller’s possession or reasonable control.

4.7.4    Purchaser shall comply with each Lender’s assumption guidelines in connection with the Loan Assumption and Release and, if required by such Lender, Purchaser shall cause either (a) Jeremy Rieder or (b) such other person or entity reasonably acceptable to such Lender, which has been designated by Purchaser, to execute and deliver a customary “non-recourse carve-out” guaranty and customary environmental indemnity, in substantially the same form as the existing “non-recourse carve-out” guaranty and environmental indemnity (excluding the Specific AIMCO Provisions), in favor of Lenders.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies noted by Lenders in connection with the Loan Assumption Application within a reasonable amount of time after notification from a Lender of such deficiency.  Purchaser also shall provide Seller with a copy of any correspondence from a Lender with respect to the Loan Assumption Application no later than 3 Business Days after receipt of such correspondence from such Lender.

4.7.5    Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, assumption fees up to 1% of the amount of the Loans, title fees, endorsement fees, and other fees to release Seller of all liability under the Loans) imposed or charged by any of the Lenders or their counsel (such fees and expenses collectively being referred to as the “ Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release.   If the Lender Fees exceed the sum of 1% of the aggregate outstanding principal balance of the Loans plus $59,000, and Seller does not agree to pay the excess, then Purchaser shall have the right to terminate this Contract.  In the event of such termination, the Deposit shall be promptly returned to Purchaser and this Contract shall be of no further force or effect, except for those provisions which expressly survive termination of this Contract.

4.7.6    Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lenders in connection with the Loans, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

4.7.7    Purchaser agrees promptly to deliver to each Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as a Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Seller agrees that it will cooperate with Purchaser and Lenders, at no cost or expense to Seller, in connection with Purchaser’s application to each Lender for approval of the Loan Assumption and Release, including, upon Purchaser’s or Lenders’ specific request therefor to Seller, delivering any Property-related documents to Lenders, to the extent (a) not previously delivered to Purchaser, (b) that such Property-related documents exist and (c) that such Property-related documents are in Seller’s possession or reasonable control.

4.7.8    If required by Lender, Purchaser shall promptly order a Phase I Environmental study and/or a Property Condition Assessment Report (prepared by an environmental engineer/engineering company reasonably acceptable to the Lenders), and covenants that such Phase I Environmental study and Property Condition Assessment Report shall be delivered to Seller and Lenders prior to the Closing Date.

4.8       Purchaser Financing.

  Except as otherwise provided in Section 4.7 above with respect to the Loan Assumption and Release, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.9       Collective Bargaining Agreement.

4.9.1    Seller has informed Purchaser that Seller is a party to that certain Collective Bargaining Agreement between United Food and Commercial Workers Union, Local 1776 (the “ Union”) and Village of Pennbrook effective May 1, 2005, as amended by that certain Memorandum of Agreement between Village of Pennbrook and the United Food and Commercial Workers Union, Local 1776 dated December 4, 2008 (the “ Collective Bargaining Agreement”).  Purchaser acknowledges that certain of the employees of Seller and Seller’s manager are members of the Union.  Prior to the Closing, Seller shall provide a notice to the Union of the sale of the Property to Purchaser as required under the terms of the Collective Bargaining Agreement. At the Closing, Purchaser shall assume the Collective Bargaining Agreement.  Immediately after the Closing, Purchaser shall offer or cause to be offered employment opportunities at the Property to all employees who are covered by the Collective Bargaining Agreement.

4.9.2    The assignment of Seller’s rights and obligations under the Collective Bargaining Agreement, in connection with the conveyance of the Property to Purchaser, is intended to satisfy the requirements of Section 4204 of the Employee Retirement Income Security Act of 1974, as amended (“ ERISA”).  Solely for the purposes of Section 4204 of ERISA, Purchaser agrees that from and after the Closing Purchaser shall continue to contribute for substantially the same number of contribution base units to the pension plan described in (and pursuant to Section XXIV of) the Collective Bargaining Agreement (the “ Pension Plan”), which Pension Plan is subject to Title IV of ERISA.  At Closing, Seller shall assign and Purchaser shall assume the Collective Bargaining Agreement relating to such employees and all liabilities and obligations thereunder first arising from and after the Closing Date, including, without limitation, the obligation to contribute to the Pension Plan and employee benefit plans covered by the Collective Bargaining Agreement.  In furtherance thereof, at Closing Seller and Purchaser shall execute and deliver an assignment and assumption of the Collective Bargaining Agreement in the form of Exhibit I hereto (the “Assignment and Assumption of Collective Bargaining Agreement”).  Purchaser shall bear all expenses relating to any bond, escrow or letter of credit arrangement required, if any, in connection with Purchaser’s assumption of the Collective Bargaining Agreement, relating to Purchaser’s obligation to contribute to the Pension Plan and which first arise after the Closing Date. Purchaser shall fully satisfy its obligations to pay any contributions or withdrawal liability to the Pension Plan.  If at any time beginning on the Closing Date and ending on the end of the fifth (5 th) plan year beginning after the Closing Date, Purchaser withdraws from, or fails to make a required contribution to, the Pension Plan covered by the Collective Bargaining Agreement, the bond, escrow or letter of credit, if any, obtained with respect to the Pension Plan, shall be paid to the Pension Plan, and Purchaser shall be liable to such Pension Plan for the withdrawal liability due and owing to the Pension Plan.

4.9.3    Seller agrees to indemnify, hold harmless and defend Purchaser and its officers, directors, employees, constituent partners, members, affiliates and agents (each, a “ Purchaser Party”), from and after the Closing Date, against and in respect of any and all Losses incurred by such persons arising from or relating to any and all liabilities arising under Title IV of ERISA with respect to the Pension Plan first accruing prior to the Closing, excluding any liability of Seller arising from (a) Purchaser’s failure to comply with the provisions of the Assignment and Assumption of Collective Bargaining Agreement or any other obligation of Purchaser under Section 4.9 hereof or (b) Purchaser’s withdrawal from the Pension Plan on or before the last day of the fifth (5 th) plan year beginning after the Closing Date and Purchaser’s failure to pay any withdrawal liability thereby due.  Purchaser and Onyx Partners, LLC hereby jointly and severally indemnify and hold harmless Seller and Seller’s Indemnified Parties at all times from and after the Closing Date, against and in respect of all Losses incurred by such persons arising from or relating to any and all liabilities arising under Title IV of ERISA with respect to the Pension Plan first accruing after the Closing, including, without limitation, any liability of any Seller’s Indemnified Parties arising from (a) Purchaser’s failure to comply with the provisions of the Assignment and Assumption of the Collective Bargaining Agreement or any other obligation of Purchaser under Section 4.9 hereof or (b) Purchaser’s withdrawal from the Pension Plan on or before the last day of the fifth (5 th) plan year beginning after the Closing Date and Purchaser’s failure to pay any withdrawal liability thereby due.

4.9.4    The provisions of this Section 4.9 shall survive the Closing.

ARTICLE V
 CLOSING

5.1       Closing Date.

5.1.1    The Closing shall occur 30 days after the Lenders’ approval of the Loan Assumption and Release, but no later than October 19, 2009 (“ Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.1.2    If Purchaser obtains the Lenders’ approval of the Loan Assumption and Release on or after September 18, 2009 but before October 19, 2009, then the Closing Date shall be extended to be the date which is thirty (30) days after the Purchaser’s receipt of the Lenders’ approval of the Loan Assumption and Release.

5.1.3    If required in order to comply with the requirements of Sections 8.1.8 or 8.2.6, then, upon notice given to Purchaser at least five (5) Business Days before the then scheduled Closing Date, Seller may extend the Closing Date to a date not later than thirty (30) days following the Closing Date specified in the first sentence of this Section 5.1.

5.2       Seller Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1    Special Warranty Deed (the “ Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “ General Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    Seller’s closing statement.

5.2.6    A customary title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment and other standard exceptions.

5.2.7    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.9    An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10  An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11  Notification letters to all Tenants prepared by Purchaser and executed by Seller in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after the Closing.

5.2.12  A certificate of Seller indicating that the representations and warranties of Seller set forth in this Contract are true and correct as of the Closing Date in all material respects, provided that such certificate shall be subject to the limitations set forth in Section 6.3 hereof.

5.2.13  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.3       Purchaser Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1    The full Purchase Price (with credit for the Deposit and, if applicable, the Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2    A title affidavit or an indemnity form (pertaining to Purchaser’s activity on the Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3    Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.4    Purchaser’s closing statement.

5.3.5    A countersigned counterpart of the General Assignment.

5.3.6    A countersigned counterpart of the Leases Assignment.

5.3.7    Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.9    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.10  All documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the Lenders to cause the Loan Assumption and Release, as required hereunder.

5.3.11  Subject to the satisfaction of the conditions set forth in Section 8.1.8, such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.4       Closing Prorations and Adjustments.

5.4.1    General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “ Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2    Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3    Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5    Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6    Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “ Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents but shall not be obligated to commence or pursue any legal actions.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, and second, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “ Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.6.3 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of any rent concessions granted for periods after the Closing as a result of a settlement between Seller, as landlord, and a tenant at the Property for failure of Seller to perform any of its actions or obligations as landlord under a lease (as opposed to any rent concessions granted in connection with a new or renewed lease).

5.4.7    Existing Loans.  Seller shall be responsible for all principal required to be paid under the terms of the Notes prior to Closing, together with all interest accrued under the Notes prior to Closing, all of which may be a credit against the Purchase Price as provided in Section 2.2.3.  Subject to the limitation set forth in Section 4.7.5 above, Purchaser shall be responsible for all Lenders Fees and all other fees, penalties, interest and other amounts due and owing under the Assumed Loan Documents as a result of the Loan Assumption and Release.  As set forth in Section 4.7.6, any existing reserves, impounds and other accounts maintained in connection with the Loans shall be assigned to Purchaser, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9    Employees.  All of Seller’s and Seller’s manager’s on-site employees (other than the employees employed under the Collective Bargaining Agreement) shall have their employment at the Property terminated by Seller or Seller’s manager, as the case may be, as of the Closing Date.  Wages, vacation pay, pension and welfare benefits and other fringe benefits for all persons employed pursuant to the Collective Bargaining Agreement at the Property shall be adjusted as of the Closing Date.

5.4.10  Closing Costs.  Purchaser shall pay any mortgage assumption (subject to Section 4.7.5), gross receipts or similar taxes, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay one-half of the customary closing costs of the Escrow Agent and the cost of recording any instruments required to discharge any liens or encumbrances against the Property.  Purchaser and Seller shall each be responsible for one-half of the applicable transfer fees or similar fees; Seller shall grant Purchaser a closing credit for Seller’s portion of such transfer or similar fees.

5.4.11  Utility Contracts.  Seller has entered into a contract for natural gas with UGI Energy Services  (" UGI") which expires on April 30, 2010 (the “Utility Contract”).  Seller shall use commercially reasonable efforts to obtain the consent of UGI to the assignment of the Utility Contract from Seller to Purchaser (but Seller shall not have any obligation to take any legal action or to pay any sums of money, in order to obtain such consent).  If Seller obtains such consent from UGI, then at Closing, (x) Seller and Purchaser shall enter into an assignment and assumption agreement with respect to the Utility Contract (in a form reasonably satisfactory to Seller and Purchaser), whereby Seller shall assign the Utility Contract to Purchaser and Purchaser shall assume the obligations of Seller under the Utility Contract applicable to the period from and after the Closing Date and (y) in connection with such assumption, Purchaser shall deliver a cash deposit or a surety bond to UGI, as may be required by UGI in order for Seller to be released from its obligations under the Utility Contract and for Seller to receive a return of its deposit or surety bond posted in connection with the Utility Contract.  If the consent of UGI is necessary for such assignment, and if Seller is unable to obtain the consent of UGI to the assignment of the Utility Contract to Purchaser, then Seller shall terminate the Utility Contract at Closing and shall, at its sole cost and expense, pay all termination fees and costs owed to UGI as a result of such termination.

5.4.12  Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “ Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of three (3) years after the Closing (the “ Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.4.13  Brokerage Commissions.  Any outstanding commissions for the rental or lease of any apartments at the Property shall either be paid at Closing by Seller directly to the brokers entitled to such commissions or Seller shall grant Purchaser a credit for such commissions.

5.5       Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 90 days after Closing, or (b) subject to such 90-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).  The foregoing limitations set forth in Sections 5.5(a) and (b) above shall not apply to rent collected by Seller applicable to periods after the Closing or rent collected by Purchaser for periods prior to the Closing.  Nothing contained herein shall limit the mutual indemnities contained in the Leases Assignment.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “ Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section  8.1:

6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.4 and any approvals required from Lenders for the Loan Assumption and Release, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3    Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property which will adversely impact Seller’s ability to convey the Property or which adversely affect or will adversely affect the operations of the Property;

6.1.4    To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.5    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects;

6.1.6    To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects;

6.1.7    To Seller’s knowledge, the Materials delivered to Purchaser and that have been prepared by Seller (as opposed to Materials prepared by any third parties) are true and correct in all material respects, and Seller has no knowledge that any Materials prepared by any third parties are substantially and materially erroneous or misleading;

6.1.8    To Seller’s knowledge, there are no current tax appeals pending concerning the Property and none will be filed prior to the Closing, without Purchaser’s consent;

6.1.9    To Seller’s knowledge, Seller has not received any written claims or complaints from any party that the Property is not in compliance with all zoning laws;

6.1.10  To Seller’s knowledge, Seller has performed its obligations under the Loan as of the Effective Date and has not received any written notice of any default by Seller under the Loan that remains uncured;

6.1.11  As of the Effective Date, the outstanding principal balance due under the Loans is as follows:  $25,532,265.60 under the First Note, $13,250,000.00 under the Second Note and $9,881,314.09 under the Third Note.

6.1.12  To Seller’s knowledge, there are no assessments, either threatened or pending against any part or all of the Property;

6.1.13  To Seller’s knowledge, Seller has not received any written notices of violations of law or municipal ordinances, codes, orders or requirements noted or issued by any authority having jurisdiction against or affecting the Property, which violations remain uncured, except for those violations listed on Schedule 7.  The work necessary to cure these violations has been completed with the exception of the monitoring and ongoing work in connection with the birds nest and cleaning of the storage rooms, which Seller will continue to use diligent commercially reasonable efforts to cure.

6.1.14  To Seller’s knowledge, Seller has not received any written notices of complaints of any tenants regarding any violation of any rent control or similar law.  There is no concerted rent strike at the Property;

6.1.15  Seller is the owner of the Fixtures and Tangible Personal Property free and clear of any liens or encumbrances, other than the Assumed Encumbrances;

6.1.16  Seller has delivered a true, complete and correct copy of the Collective Bargaining Agreement to Purchaser.  The Collective Bargaining Agreement is in full force and effect.  Seller has not received any written notice of default from the Union with respect to the Collective Bargaining Agreement which remains uncured, and, to Seller’s knowledge, Seller is not in default under the Collective Bargaining Agreement;

6.1.17  To Seller’s knowledge, there are no outstanding commissions for the rental or lease of any apartments at the Property, other than any such commissions to be paid by Seller at or prior to the Closing; and

6.1.18  Except as set forth in the Leases and/or the Rent Roll, no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date.

6.1.19  Seller has delivered a true, complete and correct copy of each of the commercial leases in effect at the Property to Purchaser.  To Seller’s knowledge, none of the tenants under such commercial leases is in default and Seller has received no written notice from such commercial tenants that Seller is in default of its obligations under such commercial leases.

6.2       AS-IS.

  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations and every representation deemed made herein or by statute shall survive Closing for a period of 6 months (the “ Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $1,000,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had actual knowledge (or knowledge could have been ascertained from the Materials) of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “ knowledge” shall mean and refer only to actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Employees any individual personal liability.  As used herein, the term “ Designated Employees” shall refer to Nora Meyers, who is the regional property manager handling this Property, and Ian Douglas, who is the community manager handling this Property.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Pennsylvania.

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new Property Contracts shall be terminable on thirty (30) days’ prior written notice without payment or penalty or any new, renewed or modified Leases (a) shall not have a term in excess of 1 year, (b) shall be on Seller’s standard form without material deviation and entered into in the ordinary course of business and in accordance with Seller’s standard leasing practices for the Property and (c) shall not grant a rent concession which results in an aggregate rent concession amount over the term of the applicable lease equal to more than one and one-half (1.5) months of free rent after the Closing (unless Seller agrees to give Purchaser a credit at Closing for the amount of any rent concessions which exceed one and one-half (1.5) months of free rent), unless the prior written consent of Purchaser has been obtained, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller hereby agrees not to change its standard leasing practices in a manner which would be adverse to Purchaser as a result of the execution of this Contract.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s reasonable discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.  Seller shall not accept any prepayment of rent for more than one month beyond the Closing Date or apply any Tenant Deposits to any rents owed by Tenants who remain in possession of their Tenant Units on the Closing Date.  Seller shall maintain the Property in its current condition, subject only to ordinary wear and tear, casualty and condemnation excepted and subject to the provisions of Article 11 and Article 12.

7.3       Liens.

  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section  7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Rent-Ready Condition.

  Seller agrees that (a) prior to Closing all vacant apartment units at the Property (which have been vacant for at least seven (7) days prior to the Closing Date) will be in Rent-Ready Condition, or (b) Purchaser shall receive a credit against the Purchase Price in an amount equal to the product of (i) the number of vacant apartment units which are not in Rent-Ready Condition on the Closing Date (and which have been vacant for at least seven (7) days prior to the Closing Date), and (ii) $1,000.00.

7.5       Existing Loans.

  Between the Effective Date and the Closing Date, Seller shall not voluntarily prepay any portion of the outstanding principal balance under the Existing Loans, other than the scheduled amortization payments as set forth in the Notes.

7.6       Violations and certificate of occupancy.

  Seller shall use diligent, commercially reasonable efforts to (a) cure all violations listed on Schedule 7 and (b) deliver to Purchaser an Application for Certificate of Occupancy/Use signed by the Code Enforcement Officer, or other documentation required by the Township of Falls which is necessary to transfer title to the Property to Purchaser; provided, however, that Seller shall not be in default if, despite using diligent, commercially reasonable efforts, Seller is unable to satisfy the requirements of this Section 7.6.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    Each of Seller’s Representations shall be true and complete in all material respects as of the Closing Date;

8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4    Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding;

8.1.5    The Loan Assumption and Release shall have occurred;

8.1.6    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller, except for litigation of which Purchaser has knowledge;

8.1.7    Subject to Purchaser’s payment of premiums, the Title Insurer shall be committed to the issuance of the Title Policy insuring title to the Property subject only to the Permitted Exceptions;

8.1.8    Seller shall have delivered to Purchaser an Application for Certificate of Occupancy/Use signed by the Code Enforcement Officer, or other documentation required by the Township of Falls which is necessary to transfer title to the Property to Purchaser; and

8.1.9    Seller shall have cured all violations listed on Schedule 7 and all other violations, to the extent necessary to satisfy the condition set forth in Section 8.1.8 above.

If any condition set forth in Sections 8.1.1, 8.1.3, 8.1.4, 8.1.5, 8.1.6, 8.1.7, 8.1.8 or 8.1.9 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser, except for litigation of which Seller currently has knowledge;

8.2.5    The Loan Assumption and Release shall have occurred; and

8.2.6    Seller has informed Purchaser that in connection with the sale of the Property pursuant to this Contract, Seller is required to file an information statement with the United States Securities Exchange Commission (the “ SEC”) pursuant to Rule 14(c) of the Securities Exchange Act of 1934, as amended (the “ Information Statement”) and to distribute the Information Statement to Seller's limited partners.  Seller shall file the Information Statement with the SEC promptly after the Effective Date.  It shall be a condition to Seller’s closing obligations hereunder that (A) either (x) Seller has not received any comments on the Information Statement from SEC for a period of 10 business days after the Information Statement has been filed with the SEC or (y) if Seller has received comments from the SEC within such 10 business day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (B) thereafter the Information Statement has been delivered to each of the limited partners of Seller and a period of not less than 20 days has expired.  Seller shall advise Purchaser when the Information Statement is being mailed to the limited partners.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  If the Closing does not occur because of a failure of Seller to comply with the provisions of Section 8.2.6 and provided that Purchaser is not otherwise in default under this Contract, then, in addition to the return of the Deposit to Purchaser, and as Purchaser’s sole remedy, Purchaser shall be entitled to reimbursement of its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which reimbursement shall not exceed $200,000 in the aggregate.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Marcus & Millichap, 1628 JFK Boulevard, Suite 1200, Philadelphia, PA 19103, Attention:  Ridge MacLaren (“ Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

9.3       Real Estate Recovery Fund.

  A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies.  For complete details about the Fund, call (717) 783-3658 or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.3 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.2.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default.

  If Seller defaults in its obligations hereunder to (a) deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder or (b) satisfy the conditions contained in Sections 8.1.1, 8.1.3 (with respect to the covenants of Seller to be performed on the Closing Date only), 8.1.4 or 8.1.6 and provided that Purchaser is, on the Closing Date, ready, willing and able to deliver all of Purchaser’s deliveries specified by Section 5.3 and pay the Purchase Price to Seller, then Seller shall be deemed to immediately be in default and Purchaser may exercise Purchaser’s rights contained in this Section 10.2 without any opportunity of Seller to cure such default.  If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract which are to be performed prior to Closing and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $200,000 in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Sections  2.2.3 and 5.3 (with the exception of Section 5.3.1); (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 120th day after the Closing Date; if Purchaser fails to file an action for specific performance within 120 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “ Repairs”), is more than $2,000,000.00, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “ Damage Notice”).  Within 10 Business Days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 10 Business Day period, this transaction shall be closed in accordance with Section  11.3 below.

11.2     Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $2,000,000.00, this transaction shall be closed in accordance with Section  11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section  11.3 below.

11.3     Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section  11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith, plus the amount of any uninsured loss for which coverage has been denied and plus the amount of any proceeds which are not assignable to Purchaser); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4     Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section  13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section  13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.  Purchaser shall be solely responsible for the payment of transfer tax payable in connection with such an assignment and shall indemnify, hold harmless, and, if requested in the sole and absolute discretion of the Seller, defend (with counsel approved by the Seller) the other party from and against all Losses relating to any transfer taxes due in connection of an assignment of this Contract by Purchaser.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Pennbrook Hatzlach, L.P.,
1440 Cedarview Avenue
Lakewood, New Jersey 08701
Attention:  Jeremy Y. Rieder
Telephone:  732-886-6787
Facsimile:  732-886-6797
jeremy@onyxp.com

With a copy to:

Feinstein Raiss Kelin & Booker
100 Executive Drive
Suite 360
West Orange, New Jersey 07052
Attention: Rich Kelin, Esq.
Telephone:  973-324-5400 extension 107
Facsimile:  973-731-4669
rkelin@frkblaw.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch and Brian Bornhorst
Telephone:  303-757-9101 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)
Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)
mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282
harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882
john.spiegleman@aimco.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449
sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York
633 Third Avenue
New York, New York 10017
Attention: Linda J. Isaacson
Telephone: 212-850-0664
Facsimile: 212-331-1467
lisaacson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the Commonwealth of Pennsylvania shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section  13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the Commonwealth of Pennsylvania, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section  2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract

13.10   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys, accountants, advisors, consultants and potential investors.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the provisions of Section  13.8 Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section  13.18 to the contrary, Seller shall have the right to extend the Closing Date (as extended pursuant to the second or third sentences of Section  5.1) for up to 30 days in order to facilitate a tax free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a California limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   No Exclusive Negotiations.

  Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.21   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.22   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the Commonwealth of Pennsylvania.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section  13.24 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the Commonwealth of Pennsylvania (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.  Notwithstanding the foregoing, Purchaser may obtain restraining order from a court of competent jurisdiction.

13.25   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26   Non-Solicitation of Employees.

Seller acknowledges and agrees that, without the express written consent of Purchaser, neither Seller or any of Seller’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment by Seller for one (1) year after the Closing, unless such solicitation is for a property located outside of the Commonwealth of Pennsylvania and the State of New Jersey.  Notwithstanding the foregoing, such limitation shall not apply to any employees which are not employed by Purchaser within one week of the Closing Date or any employees who quit or are terminated by Purchaser after the Closing Date.

13.27   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.7.5, 4.7.6, 5.4, 5.5, 6.2, 6.5, 9.1, 11.4, 14.1, and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28   Multiple Purchasers.

  As used in this Contract, the term “ Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29   Zoning Classification.

  Seller and Purchaser acknowledge that the zoning classification of the Property is HR (High Density Residential).

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2     Consent Agreement.

  Testing (the “ Testing”) has been performed at the Property with respect to lead-based paint.  Law Engineering and Environmental Services performed the Testing and reported its findings in the Lead-Based Paint Evaluation Report dated March 3, 2003 (the “ Report”).  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the “Consent Agreement”) by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as lead-based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

NATIONAL PROPERTY INVESTORS 4, a California limited partnership

By:    NPI EQUITY INVESTMENTS, INC., a Florida corporation, its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

PENNBROOK HATZLACH, L.P., a Pennsylvania limited partnership

By:   PENNBROOK TOV MEOD CORP., a Pennsylvania corporation, its general partner

By:  /s/Jeremy Rieder

Name:  Jeremy Rieder

Title:  President

Guarantor, as to Section 4.9.3 only:

ONYX PARTNERS LLC , a New Jersey limited liability company

By:  /s/Jeremy Rieder

Name:  Jeremy Rieder

Title:  President

SCHEDULE 1

1.DEFINED TERMS

1.1.            “ ADA” shall have the meaning set forth in Section 13.21.

1.2.            “ AIMCO” means Apartment Investment and Management Company.

1.3.            “ AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.4.            “ Assignment and Assumption of Collective Bargaining Agreement” shall have the meaning set forth in Section 4.9.2.

1.5.            “ Assumed Mortgages” means, collectively, the First Mortgage, the Second Mortgage and the Third Mortgage.

1.6.            “ Assumed Encumbrances” means the Assumed Mortgages and certain other security and related documents in connection with the Loans.

1.7.            “ Assumed Loan Documents” means the Notes, the Assumed Encumbrances and any other documents executed by Seller in connection with the Loans.

1.8.            “ Broker” shall have the meaning set forth in Section 9.1.

1.9.            “ Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, New York or Pennsylvania.

1.10.        “ Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.11.        “ Closing Date” means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.12.        “ Code” shall have the meaning set forth in Section 2.3.6.

1.13.        “ Co-Insurer” shall have the meaning set forth in Section 4.1.

1.14.        “ Collective Bargaining Agreement” shall have the meaning set forth in Section 4.9.1.

1.15.        “ Consent Agreement” shall have the meaning set forth in Section 14.2.

1.16.        “ Consultants” shall have the meaning set forth in Section 3.1.

1.17.        “ Damage Notice” shall have the meaning set forth in Section 11.1.

1.18.        “ Deed” shall have the meaning set forth in Section 5.2.1.

1.19.        “ Deposit” shall have the meaning set forth in Section 2.2.1.

1.20.        “ Designated Employees” shall have the meaning set forth in Section 6.4.

1.21.        “ ERISA” shall the meaning set forth in Section 4.9.2.

1.22.        “ Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.23.        “ Excluded Permits” means those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on Schedule 2.

1.24.        “ Existing Survey” shall have the meaning set forth in Section 4.2.

1.25.        “ Feasibility Period” shall have the meaning set forth in Section 3.1.

1.26.        “ FHA” shall have the meaning set forth in Section 13.21.

1.27.        “ Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable.  The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, or (d) the property and equipment, if any, expressly identified in Schedule 3.

1.28.        “ General Assignment” shall have the meaning set forth in Section 5.2.3.

1.29.        “ Good Funds” shall have the meaning set forth in Section 2.2.1.

1.30.        “ Improvements” means all buildings and improvements located on the Land taken “as is.”

1.31.        “ Information Statement” shall have the meaning set forth in Section 8.2.6.

1.32.        “ Inspections” shall have the meaning set forth in Section 3.1.

1.33.        “ Land” means all of those certain tracts of land located in the Commonwealth of Pennsylvania described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the Deed.

1.34.        “ Lease(s)” means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the Property.

1.35.        “ Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.36.        “ Lenders” means collectively, the respective holders of the First Note and First Mortgage, the Second Note and the Second Mortgage and the Third Note and the Third Mortgage, namely, Federal Home Loan Mortgage Corporation, Capmark Finance Inc. and Capmark Bank.

1.37.        “ Liquidated Sum Title Exceptions” shall have the meaning set forth in Section 4.5.2.

1.38.        “ Loans” shall have the meaning set forth in Section 4.7.1.

1.39.        “ Lender Fees” shall have the meaning set forth in Section 4.7.5.

1.40.        “ Loan Assumption Application” shall have the meaning set forth in Section 4.7.3.

1.41.        “ Loan Assumption Application Submittal Deadline” shall have the meaning set forth in Section 4.7.3.

1.42.        “ Loan Assumption and Release” shall have the meaning set forth in Section 4.7.2.

1.43.        “ Loan Balance” shall have the meaning set forth in Section 2.2.2.

1.44.        “ Losses” shall have the meaning set forth in Section 3.4.1.

1.45.        “ Materials” shall have the meaning set forth in Section 3.5.

1.46.        “ Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term “Miscellaneous Property Assets” also shall include all of Seller’s rights, if any, in and to the name “ Village at Pennbrook” as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates).

1.47.        “ New Exception” shall have the meaning set forth in Section 4.6.

1.48.        “ New Exception Review Period” shall have the meaning set forth in Section 4.6.

1.49.        “ Notes” means, collectively, the First Note, the Second Note and the Third Note.

1.50.        “ Pension Plan” shall have the meaning set forth in Section 4.9.2.

1.51.        “ Permits” means all licenses and permits granted by any governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.

1.52.        “ Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.53.        “ Prohibited Person” means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “ Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“ OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.54.        “ Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), and the right, if any, of Seller in and to the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation.

1.55.        “ Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service and similar contracts, excluding Leases, regardless of whether entered into by Seller, Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, whether or not assignable by their terms, but not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any cellular phone contract or property management contract for the Property.  Property Contracts shall not include forward or similar long-term contracts to purchase electricity, natural gas, or other utilities, which contracts shall be “ Utility Contracts” governed by the provisions of Section 5.4.11.

1.56.        “ Property Contracts List” shall have the meaning set forth in Section 3.5.4.

1.57.        “ Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.58.        “ Property Manager” means the current property manager of the Property.

1.59.        “ Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.60.        “ Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

1.61.        “ Purchaser Party” shall have the meaning set forth in Section 4.9.3.

1.62.        “ Records Disposal Notice” shall have the meaning set forth in Section 5.4.12.

1.63.        “ Records Hold Period” shall have the meaning set forth in Section 5.4.12.

1.64.        “ Rent-Ready Condition” means interior carpets have been shampooed and cleaned, interior walls have been freshly painted, kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual tenant unit(s)) are in working order, and there is no material damage to the doors, walls, ceilings, floors and windows inside such tenant units.

1.65.        “ Rent Roll” shall have the meaning set forth in Section 3.5.3.

1.66.        “ Repairs” shall have the meaning set forth in Section 11.1.

1.67.        “ Report” shall have the meaning set forth in Section 14.2.

1.68.        “ Required Assignment Consent” shall have the meaning set forth in Section 3.6.

1.69.        “ Required Loan Fund Amounts” shall have the meaning set forth in Section 4.7.2.2.

1.70.        “ SEC” shall have the meaning set forth in Section 8.2.6.

1.71.        “ Seller’s Indemnified Parties” shall have the meaning set forth in Section  3.4.1.

1.72.        “ Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.12.

1.73.        “ Seller’s Representations” shall have the meaning set forth in Section  6.1.

1.74.        “ Specific AIMCO Provisions “ shall have the meaning set forth in Section 4.7.2.

1.75.        “ Survey” shall have the meaning ascribed thereto in Section 4.2.

1.76.        “ Survival Period” shall have the meaning set forth in Section 6.3.

1.77.        “ Survival Provisions” shall have the meaning set forth in Section 13.27.

1.78.        “ Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.79.        “ Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

1.80.        “ Tenant Security Deposit Balance” shall have the meaning set forth in Section  5.4.6.2.

1.81.        “ Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.82.        “ Testing” shall have the meaning set forth in Section 14.2.

1.83.        “ Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.

1.84.        “ Title Commitment” shall have the meaning set forth in Section 4.1.

1.85.        “ Title Documents” shall have the meaning set forth in Section 4.1.

1.86.        “ Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.87.        “ Title Policy” shall have the meaning set forth in Section 4.1.

1.88.        “ UGI” shall have the meaning set forth in Section 5.4.11.

1.89.        “ Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.90.        “ Union” shall have the meaning set forth in Section 4.9.1.

1.91.        “ Utility Contract “ shall have the meaning set forth in Section 5.4.11.

1.92.        “ Vendor Terminations” shall have the meaning set forth in Section 3.6.